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                                                                       EXHIBIT 5

                                August 16, 1996



Western Staff Services, Inc.
301 Lennon Lane
Walnut Creek, California  94598-2453


          Re:  Registration Statement for Offering of
               an aggregate of 1,548,615 Shares of Common Stock
               ------------------------------------------------

Ladies and Gentlemen:

          We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 14,803 shares of the Common Stock of Western Staff Services, Inc. (the "Company") under the Company's Executive and Key Employee Nonstatutory Incentive Stock Option Plan,
(ii) 1,033,812 shares of Common Stock under the Company's 1996 Stock Option/Stock Issuance Plan and (iii) 500,000 shares of Common Stock under the Company's 1996 Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Executive and Key Employee Nonstatutory Incentive Stock Option Plan, the 1996 Stock Option/Stock Issuance Plan and the 1996 Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Very truly yours,

                         /s/ Brobeck, Phleger & Harrison LLP

                         BROBECK, PHLEGER & HARRISON LLP